Exhibit 99.2

1st. Quarter 2010

Important News for our Shareholders…

It was a pleasure having over 180 of our shareholders in attendance at our Annual Meeting on April 26, 2010.  In addition to re-electing the two nominated directors, we reviewed both the 2009 and first quarter 2010 financial results, and announced the declaration of the second quarter cash dividend.  I would encourage you to view the PowerPoint presentation used during the shareholders meeting which may be accessed through the Investor Relations link at our website www.firstbankmi.com.

2009 was another year of challenges for our company, and during the meeting I stressed that none of us – not the board of directors, not the management, and not the staff – were satisfied with our results, and that we were working hard to restore the company to a more normal level of earnings.  We discussed the two principal items impacting earnings – FDIC assessments levied due to the rising number of bank failures across the country; and expenses for loan loss provisioning as the poor economic conditions and high unemployment levels in Michigan continue to cause exceptionally high levels of loan losses. My presentation attempted to put our earnings, growth, and loan problems into perspective versus our Michigan banking peers, as our results compare favorably to many other publicly traded Michigan banking companies.  I stressed the need to maintain the strength and stability of our company, and explained how we are preparing the company for improved performance and profitability when the Michigan economy improves.

We reviewed the capital levels of the company and the banks, and discussed the regulators’ evolving view of capital, which is requiring higher levels of capital to be maintained.  In conjunction with that information, we reviewed the principles upon which we base dividend declarations.  Our primary standard for paying cash dividends is that the dividend is paid out of earnings. Earnings must exceed the dividend, if not in each and every quarter, at least over a reasonable period of time.  During 2008, 2009, and the first quarter of 2010 cash dividends were paid in excess of the company’s earnings because there were some non-recurring events that reduced earnings in those periods, and because we had not anticipated that this recession would be so severe. We had projected that earnings would have rebounded by now, but unfortunately, our present view is that earnings will continue to be under significant pressure until the economy improves, unemployment declines, real estate values stabilize, and perhaps most importantly, Michigan’s residents and business owners have a more positive outlook on the future.

Given that it does not appear that 2010 will provide substantial earnings growth, and that the earnings level has not exceeded dividends paid, I announced at the meeting that the board of directors had taken the difficult step of reducing the dividend to $0.01 per share to be paid in the second quarter. I want to assure all of our shareholders that when earnings have returned to more normal levels, when we are confident of the direction of the national and Michigan economies, and when the credit issues facing both ourselves and our customers are resolved, the directors will consider a higher level of cash dividend.  In the meantime, it is prudent, and in the judgment of the board of directors in the best interests of the shareholders, for us to retain capital within the company during these uncertain and difficult times.

Attached you will find the News Releases announcing earnings for the first quarter of 2010 and the second quarter cash dividend.  The release regarding first quarter earnings includes a narrative discussion of our results along with detailed financial information.

Highlights include:

  Net income of $659,000, and net income available to common shareholders of $246,000, in the first quarter of 2010 compared to $1,513,000 and $1,238,000 respectively for these measures in the first quarter of 2009
  Earnings per share equaled $0.03 for the first quarter of 2010, compared to $0.16 per share in the first quarter of 2009
  Ratio of the allowance for loan losses to loans strengthened to 1.83% at March 31, 2010, compared to 1.70% at December 31, 2009, and 1.24% at March 31, 2009
  Loan portfolio shrank due to economic conditions and lack of demand
  Equity ratios remain strong and all affiliate banks continue to exceed all regulatory well-capitalized requirements

As you will read in the release, both mortgage activity and loan outstandings declined, primarily due to the poor economic environment, the uncertain employment situation, and the simple fact that there are very few new projects occurring, so we are working hard to attract existing business from the banks we compete with locally.

However, we have seen strong growth of core deposits which is very important, enabling us to reduce our reliance on higher cost wholesale funding.  We have been pleased that our sales and service initiatives are generating good results at all of the banks, and a number of branches have posted exceptionally strong deposit growth.

We are prepared for another very tough year in 2010, and many prognosticators are now predicting that it may be 2012 before employment and the economy return to more normal levels.  Even so, we continue to be long term optimists about our future, our state, and the future of community banks in Michigan.  Whatever may come, we will meet the challenge – and it is the support of our shareholders, customers, communities, and employees that gives us confidence that we will be successful.

Your investment in Firstbank Corporation is sincerely appreciated, and your comments and suggestions are always welcome.

Sincerely,

/s/ Thomas R. Sullivan

Thomas R. Sullivan

President & Chief Executive Officer